Exhibit 10.12

PELOTON THERAPEUTICS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Peloton Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2019 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of any equity or cash payments such Outside Director receives under this Policy.

Subject to Section 9 of this Policy, this Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

As of the Effective Date, each Outside Director who serves as the chairman of the Board, the lead Outside Director, or the chairman or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Non-Executive Chair of the Board:	$30,000
Chair of Audit Committee:	$15,000
Member of Audit Committee:	$7,500
Chair of Compensation Committee:	$10,000
Member of Compensation Committee:	$5,000
Chair of Nominating and Governance Committee:	$8,000
Member of Nominating and Governance Committee:	$4,000

For clarity, each Outside Director who serves as the chairman of a committee will not receive the additional annual fee as a member of the committee.

2.    EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted a Stock Option Award to purchase 31,400 Shares (an “Initial Award”) on the date of the first Board or Compensation Committee meeting occurring on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Subject to Section 14 of the Plan and Section 2(e) of this Policy, each Initial Award will be scheduled to vest as to 1/36th of such Initial Award on each monthly anniversary of the commencement of the applicable Outside Director’s service as an Outside Director, in each case subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.

(b)    Annual Award. On the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”), each Outside Director will be automatically granted a Stock Option Award to purchase 15,700 Shares (an “Annual Award”). Subject to Section 14 of the Plan and Section 2(e) of this Policy, each Annual Award will be scheduled to vest as to 100% of such Annual Award on the earlier of (i) the one-year anniversary of the date of grant of such Annual Award or (ii) the business day prior to the next Annual Meeting that occurs following the grant of such Annual Award, in each case, subject to the applicable Outside Director continuing to be a Service Provider through such date.

(c)    No Discretion. No person will have any discretion to select which Outside Directors will be granted an Initial Award or Annual Award under this Policy or to determine the number of Shares to be covered by such Initial Award or Annual Award, as applicable (except as provided in Sections 6 and 8 below).

(d)    Terms. The terms and conditions of each Initial Award or Annual Award will be as follows:

(i)    Exercise Price. The per Share exercise price for an Option granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the grant date.

(ii)    Term. The maximum term to expiration of an Option granted under this Policy will be ten (10) years, subject to earlier termination as provided in the Plan.

(e)    Change in Control. In the event of a Change in Control, all of an Outside Director’s outstanding Company equity compensation awards (including his or her Initial Award and his or her Annual Awards, as applicable) will become fully vested immediately prior to such Change in Control.

3.    TRAVEL EXPENSES

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4.    ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.    ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation award (including any Awards) with an aggregate value greater than $600,000 (increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director) (with the value of each equity compensation award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 5.

6.    ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

7.    SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.    REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

9.    STOCKHOLDER APPROVAL.

The initial adoption of the Policy will be subject to approval by the Company’s stockholders (the “Initial Stockholder Approval”). The Initial Stockholder Approval will occur prior to the Effective Date. Unless otherwise required by applicable law, following the Initial Stockholder Approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, in connection with an event contemplated in Section 8 hereof.